Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Seventh Amendment to Schedule 13D dated on or about the date hereof (the “Seventh Amendment”), amending and supplementing the statement on Schedule 13D originally filed on December 27, 2004 (as amended by Amendments Nos. 1-6 thereto), with respect to the ordinary shares of ArcelorMittal is, and any subsequent amendments thereto executed by each of us, shall be, filed on behalf of each of us in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Seventh Amendment and each subsequent amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Seventh Amendment and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day of January 11, 2013.

/s/ Lakshmi N. Mittal
Lakshmi N. Mittal

/s/ Usha Mittal
Usha Mittal

HSBC TRUSTEE (C.I.) LIMITED

By:	/s/ Anthony Hind and Stephen Le Seelleur
Name: Anthony Hind and Stephen Le Seelleur
Title: Authorized Signatories

GRANDEL LIMITED

By:	/s/ Michael Castiel
Name: Michael Castiel
Title Director

LUMEN INVESTMENTS S.À R.L.

By:	/s/ Georges Scheuer and David Catala
Name: Georges Scheuer and David Catala
Title: Managers A

NUAVAM INVESTMENTS S.À R.L.

By:	/s/ Georges Scheuer and David Catala
Name: Georges Scheuer and David Catala
Title: Managers A